Exhibit 10.2
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of November 8, 2012, by and between Thomas M. Prescott (the “Executive”) and Align Technology, Inc., a Delaware corporation (the “Company”). This Agreement supersedes and replaces in its entirety that certain Amended and Restated Employment Agreement dated April 5, 2007 between the Executive and the Company (the “Prior Agreement”).
WHEREAS, the Company and Executive entered into the Prior Agreement and now wish to make certain revisions to the Prior Agreement by amending and restating the Prior Agreement in its entirety as set forth herein.
WHEREAS, Section 9(b) of the Prior Agreement provides that the Prior Agreement may be modified if it is agreed to in writing by Executive and the Company.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:
AGREEMENT
1.Duties and Scope of Employment.
(a)Position. For the term of his employment under this Agreement (“Employment”), the Company agrees to continue to employ the Executive in the position of President and Chief Executive Officer. Executive agrees to continue to accept such employment and agrees to diligently, in good faith and to the best of his abilities perform all duties incident to his position and as are determined and assigned to him from time to time by the Board of Directors of the Company (the "Board").
(b)Obligations to the Company. During the term of his Employment, the Executive shall devote his full business efforts and time to the Company. The Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board, provided, however, that the Executive may, without the approval of the Board, serve in any capacity with any civic, educational or charitable organization. The Executive may own, as a passive investor, no more than one percent (1%) of any class of the outstanding securities of any publicly traded corporation.
(c)No Conflicting Obligations.  The Executive represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement. The Executive represents and warrants that he will not use or disclose, in connection with his employment by the Company, any trade secrets or other proprietary information or intellectual property in which the Executive or any other person has any right, title or interest and that his employment by the Company as contemplated by this Agreement will not infringe or violate the rights of any other person or entity. The Executive represents and warrants to the Company that he has returned all property and confidential information belonging to any prior employers.
2.Cash and Incentive Compensation.
(a)Salary. The Company shall pay the Executive as compensation for his services a base salary at a gross annual rate for fiscal 2012 of Six Hundred Fifteen Thousand Dollars ($615,000), payable in accordance with the Company's standard payroll schedule. The compensation specified in this Subsection (a), together with any adjustments by the Company from time to time, is referred to in this Agreement as “Base Salary.”
(b)Target Bonus. The Executive shall be eligible to participate in an annual bonus program that will provide him with an opportunity to earn a potential annual bonus equal to 100.0% of the Executive's Base Salary. The amount of the bonus shall be based upon the performance of the Executive, as set by the individual performance objectives described in this Subsection, and the Company in each calendar year, and shall be paid by no later than March 1 of the following year, contingent on the Executive remaining employed by the Company as of such date. The Executive's individual performance objectives and those of the Company's shall be set by the Board after consultation with the Executive by no later than March 31, of each calendar year. Any bonus awarded or paid to the Executive will be subject to the discretion of the Board.
(c)Incentive Awards. Executive will continue to be eligible to receive awards of stock options, restricted stock, restricted stock units or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or its committee will determine in its discretion whether Executive will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time. The parties agree that as of the Effective Date, Executive has been granted the equity compensation awards indentified on Exhibit A hereto, each of which is subject to the terms of this Agreement and, to the extent not in conflict with this Agreement, the Company stock plan and the award agreement under which such award was granted (the “Equity Plan & Agreements”).

3.Vacation and Executive Benefits. During the term of his Employment, the Executive shall continue to be eligible for 17 days vacation per year, in accordance with the Company's standard policy for senior management, as it may be amended from time to time. During the term of his Employment, the Executive shall be eligible to participate in any employee benefit plans maintained by the Company for senior management, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan, and the right of the Company to make changes in such plans from time to time.
4.Business Expenses. During the term of his Employment, the Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse the Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies.
5.Term of Employment.
(a)Basic Rule. The Executive's Employment with the Company shall be “at will,” and either the Executive or the Company may terminate the Executive's Employment at any time, for any reason, with or without Cause. Any contrary representations, which may have been made to the Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Executive and the Company on the “at will” nature of the Executive's Employment, which may only be changed in an express written agreement signed by the Executive and a duly authorized officer of the Company.
(b)Termination.  The Company may terminate the Executive's Employment at any time and for any reason (or no reason), and with or without Cause, by giving the Executive notice in writing. The Executive may terminate his Employment by giving the Company fourteen (14) days advance notice in writing. The Executive's Employment shall terminate automatically in the event of his death . Notwithstanding anything to the contrary, upon Executive's termination due to death or Disability, Executive shall only be entitled to the payments and benefits provided under Section 6(c)(i) - (v) below.
(c)Rights Upon Termination. Except as expressly provided in Section 6, upon the termination of the Executive's Employment pursuant to this Section 5, the Executive shall only be entitled to the compensation, benefits and reimbursements described in Sections 2, 3 and 4 for the period preceding the effective date of the termination. The payments under this Agreement shall fully discharge all responsibilities of the Company to the Executive.
(d)Termination of Agreement. The termination of this Agreement shall not limit or otherwise affect any of the Executive's obligations under Section 7.
6.Termination Benefits.
(a)General Release. Any other provision of this Agreement notwithstanding, Subsections (b), (c) or (d) below shall not apply unless (i) the Executive has executed a General Release Agreement in a form prescribed by the Company which will include a provision whereby the Executive waives and releases with irrevocable effect all known and unknown claims that the Executive may then have against the Company or persons affiliated with the Company which are waivable under applicable law, and (ii) the Executive has, pursuant to such General Release Agreement, agreed not to prosecute any legal action or other proceeding based upon any of such claims. to the full extent permissible under applicable law, and (iii) the Executive has, pursuant to such General Release Agreement, acknowledged Executive's continuing obligations under this Agreement and the Proprietary Information & Invention Assignment Agreement referenced below, and (iv) the General Release Agreement has become effective and irrevocable within sixty (60) days following the date of the Executive's termination of employment. Any benefits under this Agreement that would be considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and official guidance promulgated thereunder (“Code Section 409A”) will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following the Executive's separation from service, or, if later, such time as required by Section 6(i) of this Agreement. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive's separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive's separation from service, or, if later, such time as required by Section 6(i) of this Agreement and the remaining payments shall be made as provided in this Agreement
(b)Termination without Cause. If, during the term of this Agreement, the Executive's Employment is terminated for any reason other than Cause, and not in connection with a Change of Control as addressed by Subsection (c) below, then the Company shall pay the Executive, in a lump sum upon the effectiveness of the General Release to be executed by Executive in accordance with Section 6(a) above, an amount equal to: (i) the then current year's Target Bonus prorated for the number of days of Executive is employed in said year; (ii) twenty-four (24) months' Base Salary; and (iii) the greater of one hundred fifty percent (150%) of the then current year's Target Bonus or the actual prior year's bonus. The Executive's Base Salary shall be paid at the rate in effect at the time of the termination of Employment.
(c)Upon a Change of Control. In the event of the occurrence of a Change in Control while the Executive is employed by the Company:
(i)the Executive shall immediately vest as to:

(A)	all shares under all outstanding options and restricted stock units; and

(B)	that number of shares under all outstanding market stock units as is calculated pursuant to the terms of the applicable market stock unit agreement between the Company and the Executive

(ii)if within twelve (12) months following the occurrence of the Change of Control, one of the following events occurs:
(A) the Executive's employment is terminated by the Company without Cause; or
(B) the Executive resigns for Good Reason
then, in lieu of the benefits provided under Section 6(b), the Company shall pay the Executive, in a lump sum, an amount equal to: (i) the then current year's Target Bonus prorated for the number of days of Executive is employed in said year; (ii) twenty-four (24) months' Base Salary; and (iii) the greater of one hundred fifty percent (150%) of the then current year's Target Bonus or the actual prior year's bonus. The Executive's Base Salary shall be paid at the rate in effect at the time of the termination of Employment.
7.Health Insurance. If Section 6(b) or 6(c) above applies, and if the Executive elects to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) following the termination of his Employment, within the time period prescribed pursuant to COBRA, then the Company shall pay the Executive's monthly premium under COBRA until the earliest of (i) eighteen (18) months following the termination of the Executive's Employment, or (ii) the date upon which the Executive commences employment with an entity other than the Company. In addition, and notwithstanding anything to the contrary in this Section 6, if the Company determines in its sole discretion that it cannot provide the COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to the Executive a taxable lump sum payment in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue the Executive's group health coverage in effect on the date of the Executive's termination of employment (which amount will be based on the premium for the first month of COBRA coverage) for 12 months following the termination, which payment will be made regardless of whether the executive elects COBRA continuation coverage.
(a)Definition of “Cause.”  For all purposes under this Agreement, “Cause” shall mean any of the following:
(i)Unauthorized use or disclosure of the confidential information or trade secrets of the Company;
(ii)Any breach of this Agreement or the Employee Proprietary Information and Inventions Agreement between the Executive and the Company;
(iii)Conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof;
(iv)Misappropriation of the assets of the Company or any act of fraud or embezzlement by Executive, or any act of dishonesty by Executive in connection with the performance of his duties for the Company that adversely affects the business or affairs of the Company; or
(v)Intentional misconduct or the Executive's failure to satisfactorily perform his/her duties after having received written notice of such failure and at least thirty (30) days to cure such failure.
The foregoing shall not be deemed an exclusive list of all acts or omissions that the Company may consider as grounds for the termination of the Executive's Employment.
(b)Definition of “Disability.” For all purposes under this Agreement “Disability” shall mean a disability under Section 22(e)(3) of the Code.
(c)Definition of “Good Reason.”  For all purposes under this Agreement, the Executive's resignation for “Good Reason” shall mean the Executive's resignation within ninety (90) days the occurrence of any one or more of the following events:
(i)The Executive's position, authority or responsibilities being significantly reduced;
(ii)The Executive being asked to relocate his principal place of employment such that his commuting distance from his residence prior to the Change of Control is increased by over thirty-five (35) miles;
(iii)The Executive's annual Base Salary or bonus being reduced; or
(iv)The Executive's benefits being materially reduced.
(d)Definition of “Change of Control.”  For all purposes under this Agreement, “Change of Control” shall mean any of the following:
(i)a sale of all or substantially all of the assets of the Company;
(ii)the acquisition of more than fifty percent (50%) of the common stock of the Company (with all classes or series thereof treated as a single class) by any person or group of persons;
(iii)a reorganization of the Company wherein the holders of common stock of the Company receive stock in another company (other than a subsidiary of the Company), a merger of the Company with another company wherein there is a fifty percent (50%) or greater change in the ownership of the common stock of the

Company as a result of such merger, or any other transaction in which the Company (other than as the parent corporation) is consolidated for federal income tax purposes or is eligible to be consolidated for federal income tax purposes with another corporation; or
(iv)in the event that the common stock is traded on an established securities market, a public announcement that any person has acquired or has the right to acquire beneficial ownership of more than fifty percent (50%) of the then-outstanding common stock and for this purpose the terms “person” and “beneficial ownership” shall have the meanings provided in Section 13(d) of the Securities and Exchange Act of 1934 or related rules promulgated by the Securities and Exchange Commission, or the commencement of or public announcement of an intention to make a tender offer or exchange offer for more than fifty percent (50%) of the then outstanding Common Stock.
(e)Section 409A. Notwithstanding anything to the contrary in this Agreement, any cash severance payments otherwise due to Executive pursuant to this Section 6 or otherwise on or within the six-month period following Executive's termination will accrue during such six-month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive's termination, provided, that such cash severance payments will be paid earlier, at the times and on the terms set forth in the applicable provisions of this Section 6, if the Company reasonably determines that the imposition of additional tax under Code Section 409A, will not apply to an earlier payment of such cash severance payments. In addition, this Agreement will be deemed amended to the extent necessary to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Code Section 409A and any temporary, proposed or final Treasury Regulations and guidance promulgated thereunder and the parties agree to cooperate with each other ad to take reasonably necessary steps in this regard.
8.Non-Solicitation and Non-Disclosure.
(a)Non-Solicitation. During the period commencing on the date of this Agreement and continuing until the first anniversary of the date when the Executive's Employment terminated for any reason, the Executive shall not directly or indirectly, personally or through others, solicit or attempt to solicit (on the Executive's own behalf or on behalf of any other person or entity) the employment of any employee of the Company or any of the Company's affiliates.
(b)Proprietary Information. The Executive has previously entered into a Proprietary Information and Inventions Agreement with the Company, dated March 27, 2002, the terms of which are incorporated herein by reference.
9.Successors.
(a)Company's Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company's business and/or assets which becomes bound by this Agreement.
(b)Executive's Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
10.Miscellaneous Provisions.
(a)Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier, U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
(b)Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)Whole Agreement. No other agreements, representations or understandings (whether oral or written) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter of this Agreement, except for that certain Employment Agreement dated March 27, 2002 between the Executive and the Company which is superseded and replaced in its entirety hereby. This Agreement and the Proprietary Information and Inventions Agreement contain the entire understanding of the parties with respect to the subject matter hereof.
(d)Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.
(e)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (except provisions governing the choice of law).
(f)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(g)Arbitration. In consideration of Executive's employment with the Company, its promise to arbitrate all employment-related disputes, and Executive's receipt of the compensation, pay raises, and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder, or benefit plan of the Company, in their capacity as such or otherwise), arising out of, relating to, or resulting from Executive's employment with the Company or the termination of Executive's employment with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the arbitration provisions set forth in California Code of Civil Procedure Sections 1280 through 1294.2 (the “Act”), and pursuant to California law. The Federal Arbitration Act shall continue to apply with full force and effect notwithstanding the application of procedural rules set forth in the Act. Disputes that Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims. Notwithstanding the foregoing, Executive understands that nothing in this Agreement constitutes a waiver of Executive's rights under Section 7 of the National Labor Relations Act. Executive further understands that this agreement to arbitrate also applies to any disputes that the Company may have with Executive.
(h)Procedure. Executive agrees that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”), which are available at http://www.jamsadr.com/rules-employment-arbitration/ and from Human Resources. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, and motions to dismiss and demurrers, applying the standards set forth under the California Code of Civil Procedure. Executive agrees that the arbitrator shall issue a written decision on the merits. Executive also agrees that the arbitrator shall have the power to award any remedies available under applicable law, and that the arbitrator shall award attorneys' fees and costs to the prevailing party, where provided by applicable law. Executive agrees that the decree or award rendered by the arbitrator may be entered as a final and binding judgment in any court having jurisdiction thereof. Executive understands that the Company will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that Executive shall pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fees as Executive would have instead paid had Executive filed a complaint in a court of law. Executive agrees that the arbitrator shall administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure and the California Evidence Code, and that the arbitrator shall apply substantive and procedural California law to any dispute or claim, without reference to rules of conflict of law. To the extent that the JAMS Rules conflict with California law, California law shall take precedence. Executive agrees that any arbitration under this agreement shall be conducted in Santa Clara County, California.
(i)Remedy. Except as provided by the Act and this Agreement, arbitration shall be the sole, exclusive, and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Act and this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.
(j)Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers' Compensation Board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim, except as permitted by law.
(k)Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences, and binding effect of this agreement and fully understand it, including that Executive is waiving Executive's right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive's choice before signing this agreement.
(l)No Assignment. This Agreement and all rights and obligations of the Executive hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company's obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company's assets to such entity.
(m)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

By: /s/ Thomas M. Prescott
Thomas M. Prescott

ALIGN TECHNOLOGY, INC.
By: /s/ Roger E. George
Roger E. George
Vice President, Corporate and Legal Affairs, General Counsel